EXHIBIT 4.4


Mr. Neil Wieler 								February 8, 2000
11430 75B Avenue
Delta, BC V4C 1K5

Dear Neil:

Position Offered
----------------

I am very pleased to offer you the position of Director of Technology Development for Optica Communications Inc. You will become a member of the Executive Committee on your start date and you will report directly to the Chief Operations Officer. From now until your start date you will provide consulting and advisory services to Optica and our parent, InvestAmerica, Inc. ("INVT"), including advice on structuring our business operations and developing our business plan, market research and sales strategies.

Base Salary
-----------

Your base salary will be Cdn $120,000 per year paid in increments of $5,000 semi-monthly.

Options
-------

You will be awarded 1,000,000 options ("Options") in INVT upon your start date. The Option price will be set by the Board of INVT in consultation with the Executive Committee, but in no event shall the price be higher than as of the close of the market on today's date. The Options will vest in the amount of 40,000 Options per month over a total of 25 months. These Options will be subject to the provisions of INVT's Stock Option Plan.

Signing Bonus
-------------

You will also be entitled to receive a signing bonus of 100,000 shares ("Bonus Shares") which will be available on the earlier of your start date or March 15, 2000. These Bonus Shares will vest over 10 weeks in the amount of 10,000 per week commencing on the aforesaid date. If you decide not to commence employment by the start date all Bonus Shares shall be returned to INVT forthwith.

Termination
-----------

Optica agrees to pay you a separation allowance of one year's base salary if you are terminated by Optica for any reason, other than for just cause. Any vested options shall be exercisable for 90 days following the date of termination. Any un-vested options will continue to vest for the 90 day period following termination. Immediately after the 90 day period, all vested and un-vested options will be canceled.

If you are terminated by Optica for just cause (which shall include unsatisfactory performance as may be reasonably determined by the Board of Directors) you will not be entitled to a separation allowance. Any vested options shall be exercisable for 90 days following the date of termination. Any un-vested options will continue to vest for the 90 day period following termination. Immediately after the 90 day period, all vested and un-vested options will be canceled. If you terminate your employment for any reason you will not be entitled to a separation allowance and all un-vested options shall be canceled immediately. Any vested options shall be exercisable for 90 days following the date of termination.

Benefits
--------

You will also receive company benefits appropriate to your level in Optica. Some of these benefits programs are still to be established but will include at a minimum: medical and dental coverage, group life and disability insurance, automobile allowance of $1000 per month and 4 weeks paid vacation per year.

Non-Disclosure
--------------

You will be required to sign a non-disclosure agreement.

Full-Time Position
------------------

You will be required to devote your services full-time to Optica and agree to limit outside business activities to non-active, passive investments. Examples of these activities include management of employee's personal financial assets such as financial instruments or real estate, either directly or through closely held business entities. Direct roles in outside businesses must be pre-approved by the board on an individual basis.

Start Date
----------

Your proposed start date with Optica is March 6, 2000 and all documentation and financial transactions are to be completed by then.

Entire Agreement
----------------

This document fully includes or describes all principal terms and conditions of your employment and there are no other representations either verbal or otherwise.

I look forward to your acceptance of this offer, and welcome you as a key ember of the operational team at Optica.

Yours truly,

OPTICA COMMUNICATIONS INC.

/s/ Doug Smith
-----------------
DOUG SMITH
President and CEO


Please indicate your acceptance of this offer by signing below.

/s/Neil Wieler
--------------
NEIL WIELER

Date: February 8, 2000